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                                                                    EXHIBIT 99.1


MELITA INTERNATIONAL COMPLETES ACQUISITION OF ESHARE TECHNOLOGIES

COMBINED ENTITY CREATES `FIRST OF ITS KIND' WEB AND TELEPHONY-BASED COLLABORATIVE CUSTOMER CONTACT MANAGEMENT SOLUTIONS

ATLANTA, Sept. 1 /PRNewswire/ -- Melita International (Nasdaq: MELI), a leading provider of interactive customer contact management solutions, announced today that it has completed its acquisition of eShare Technologies, a leading provider of real-time customer service and interactive communication solutions for e-commerce and online communities. Under the terms of the agreement, Melita will exchange 6.05 million shares of its common stock for all outstanding shares of eShare Technologies.

The transaction brings together two leaders in the customer contact center communication and Internet-based customer interaction marketplaces, creating one company that will provide Internet and telephony-based collaborative, multi-media customer contact solutions.

"This acquisition will change the face of Melita International forever," said Aleksander Szlam, chairman and CEO of Melita International. "As the new Melita, we will redefine how e-commerce is supported and perceived by consumers and the industry. By infusing eShare's innovations into Melita's customer contact management solutions, we will transform the customer contact business model and the e-commerce marketplace."

eShare Technologies achieved industry-wide recognition as the pre-eminent expert in people-to-people interactions on the Internet, supplying application software and services to businesses, consumers and community sites for more than 1,000 customers worldwide. These innovative technologies include Internet-based software for business-to-business, business-to-consumer and consumer-to-consumer markets to facilitate e-commerce. As a result of the acquisition, eShare Technologies is now a business division of Melita International, and its president and chief executive officer, James Tito, will continue to oversee eShare operations and will be a member of Melita's executive team.

"Melita is an extremely well respected and recognized pioneer in the call center marketplace," said Tito. "By joining forces, eShare also recognized that the acquisition will create a new organization that raises the bar on how customer contacts and relationships are managed. The new Melita will offer real-time, comprehensive customer collaboration and communication solutions to address both business and consumer needs, utilizing a multitude of multi-media applications."

"eShare Technologies is the perfect complement to Melita," Szlam added. "In order to provide our 1600 plus customers with a leading-edge, customer- focused solution, both companies recognized that a co-marketing/alliance agreement was not enough. This validates Melita's strategy that only by acquiring a company with complementary applications and a shared vision, would we be able to extend our leadership position into the new generation of collaborative customer contact management."



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A recent Forrester Research report indicates that worldwide e-commerce transactions are projected to grow from $32 billion in 1998 to over $400 billion by 2002, creating a market of nearly $4 billion for Internet commerce software applications. In addition to Melita's core market, the combined entity will address this rapidly growing market segment.

About Melita International

Melita International is the leading total-solution provider of integrated customer interaction and intelligent contact management applications that enable businesses to automate their contact center activities, enhance telephone and Internet-based customer commerce and provide a superior level of Customer Care(R). Consumers also benefit from Melita's intelligent contact blending capabilities because on-hold times can be dramatically reduced or eliminated. Melita's more than 600 customer sites in 30 countries on six continents include leading organizations in the financial services, retail, media, communications and service bureau industries. In 1999, Investors Business Daily recognized Melita as having one of the best earnings increases in the United States, and Forbes ASAP named Melita #38 in its "Dynamic 100" listing. Melita International's Web address is www.melita.com.

This press release contains forward-looking statements relating to product integration, functionality and benefits, revenue from operations, marketing strategies and product development processes. Such statements are made based on management's belief as well as assumptions made by, and information currently available to, management, pursuant to the 'safe-harbor' provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best current judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in Melita's Form 10-K for the period ended December 31, 1998, on file with the SEC.